Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 to our report dated March 28, 2024, relating to the financial statements of Data Storage Corporation, as of and for the years ended December 31, 2023 and 2022, included in its Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

July 1, 2024